Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Amendment No.1 to Form F-1 of our report dated December 16, 2022, with respect to our audits of the consolidated financial statements of Tungray Technologies Inc. and Subsidiaries as of December 31, 2021 and 2020, and for each of the years in the two-year period ended December 31, 2021. We also consent to the reference to our firm under the heading “Experts” in the Prospectus.

We were dismissed as auditors on December 06, 2022 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements included in this Amendment No. 1 to Form F-1 for the periods after the date of our dismissal.

/s/ Friedman LLP

New York, New York
March 30, 2023